EXHIBIT 8.1

Dunn Swan & Cunningham
A PROFESSIONAL CORPORATION

ATTORNEYS AND COUNSELLORS AT LAW
2800 OKLAHOMA TOWER	405. 235.8318
210 PARK AVENUE	FACSIMILE 405. 235.9605
OKLAHOMA CITY, OKLAHOMA 73102-5604
January 23, 2009
Board of Directors and Shareholders of
     Access Plans USA, Inc.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
Board of Directors of
     Alliance HealthCard, Inc.
900 36th Avenue NW, Suite 105
Norman, Oklahoma 73072
Ladies and Gentlemen:
     We have acted as counsel to Access Plans USA, Inc., an Oklahoma corporation (the “Access Plans”), Alliance HealthCard, Inc., a Georgia corporation (“Alliance”), and Access/Alliance Acquisition Corp., an Oklahoma corporation and wholly-owned subsidiary of Alliance (“Merger Sub”), in connection with the proposed merger (the “Merger”) of Merger Sub with and into Access Plans pursuant to and in accordance with the Agreement and Plan of Merger dated as of November 13, 2008 (the “Merger Agreement”), amongst Access Plans, Alliance and Merger Sub. In connection with the Merger and as required by the Merger Agreement, we have been requested to render our opinion regarding the qualification of the Merger as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).
     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement and (ii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion, we have relied upon certain representations, warranties and certifications made by Access Plans, Alliance and Merger Sub (these representations, warranties and certifications are collectively referred to as the “Certified Representations and Warranties” and are attached hereto), which we have neither investigated nor verified. In addition, we have assumed that all the Certified Representations and Warranties are true, correct, complete, and not breached, and that no actions that are inconsistent with the Certified Representations and Warranties will be taken. We have also assumed that all Certified Representations and Warranties made “to the best knowledge of” any person will be true, correct, and complete as if made without any qualification.
     In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement, including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof; (ii) the Merger will qualify as a merger under the Oklahoma General Corporation Act; (iii) each of Access Plans, Alliance, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Code, and the Treasury Regulations promulgated under the Code; and (iv) the Merger Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned Certified Representations and Warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) by Access Plans, Alliance, or Merger Sub as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.
     Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the Merger will constitute a “reorganization” within meaning of Section 368 of the Code and Alliance, Merger Sub, Access Plans and the Access Plans shareholders will not recognize any gain or loss in connection with the receipt of the common stock shares of Alliance in exchange for Access Plans common stock shares.
     No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any transactions under any state or local law of a commonwealth, state or local jurisdiction within the United States or under any other United States federal law other than United States federal income tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any change after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion.
     This opinion has been delivered to you as contemplated by the Merger Agreement and is intended solely for your benefit.

Very truly yours, DUNN SWAN & CUNNINGHAM